Exhibit 10.6

AMENDED & RESTATED

EXTENDED STAY AMERICA, INC.

LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Time-Vesting)

THIS AWARD AGREEMENT (the “Agreement”) is made effective as of [            ], 2015, between Extended Stay America, Inc. (the “Company”), a Delaware corporation, and                      (the “Grantee”). Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan.

WHEREAS, the Company desires to grant the restricted stock units (the “RSUs”) (the “Award”) provided for herein to the Grantee pursuant to the Amended and Restated Extended Stay America, Inc. Long-Term Incentive Plan (the “Plan”) and the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Grant of Award.

The Company hereby grants to the Grantee,                      RSUs subject to time vesting. Subject to the provisions of this Agreement and the Plan, each vested RSU represents the right to receive one (1) Paired Share. The RSUs shall apply only with respect to a whole number of Paired Shares.

2.	Vesting.

(a) On each of the first, second and third anniversaries of [                    ] (the “Vesting Commencement Date”) (each date, a “Vesting Date”) and subject to the terms and conditions hereof and the Grantee’s continued service on the board of directors of the Company or any of its Subsidiaries (the “Business Relationship”) through the applicable Vesting Date, a portion of the RSUs shall vest and no longer be subject to cancellation pursuant to Section 3 as follows:

Anniversary of Vesting Commencement Date	Percent of RSUs Vesting
First	33 1/3%
Second	33 1/3%
Third	33 1/3%

(b) Change in Control. Notwithstanding Section 2(a), all of the Grantee’s outstanding RSUs that are not vested as of the date of a Change in Control shall vest immediately upon such Change in Control.

3.	Effect of Termination of Service.

Except as otherwise provided in this Agreement or as otherwise determined by the Committee, if the Grantee’s Business Relationship Terminates for any reason, all RSUs that are not vested as of the date of such Termination (and the right to any payment in respect of dividends or distributions pursuant to Section 7 with respect to such RSUs) shall be forfeited for no consideration and the Grantee shall have no further rights with respect to such RSUs.

4.	Settlement.

Upon the 15th day of March in the calendar year (or, in any year when the 15th of March falls on a non-business day, the business day immediately prior to such date) next following the applicable Vesting Date, each RSU which has vested as of such Vesting Date shall be settled, and in settlement thereof, (i) the Company shall issue to the Grantee one share of common stock of the Company (a “Company Common Share”) and (ii) ESH REIT shall issue to the Grantee one share of Class B stock of ESH Hospitality, Inc. ( “ESH REIT”) (a “Class B REIT Share”), which Company Common Share and Class B REIT Share shall be stapled together as a Paired Share, as described in the Plan.

5.	Restrictions on Transfer.

(a) The RSUs subject to this Award may not be sold, transferred, assigned or otherwise disposed of, and may not be pledged or otherwise hypothecated (other than pursuant to a definitive agreement executed by the Company in connection with a Corporate Transaction).

(b) Any Paired Shares received in settlement of the RSUs pursuant to Section 4 shall be subject to (i) any transfer or other restrictions set forth in any agreement with the Company or ESH REIT to which the Grantee is party and (ii) the share ownership guidelines of the Company and ESH REIT.

6.	Rights as Stockholder.

A RSU is not a Paired Share, and thus, the Grantee will have no rights as a stockholder with respect to the RSUs.

7.	Dividend Equivalent Rights.

In the event of a dividend or other distribution made in respect of Paired Shares, a Grantee will be entitled to receive, in respect of each RSU underlying the Award, the per Paired Share amount received by other stockholders in respect of a Paired Share in connection with such dividend, provided, however, that any entitlement to or payment of dividends or distributions declared or paid on the Paired Shares shall be owing and paid to the Grantee only at the same time as the RSUs in respect of which such dividends or distributed are settled pursuant to this Agreement.

8.	No Right to Continued Director Status.

Nothing contained in this Agreement shall confer upon the Grantee the right to the continuation of the Business Relationship or to interfere with the right of the Company or any of its Subsidiaries to terminate the Business Relationship.

9.	No Withholding.

The Grantee understands that when the RSUs are settled in accordance with Section 4, the Grantee will be obligated to recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the Paired Shares as of such date, and the Grantee is responsible for all tax obligations that arise in connection with the RSUs.

Whenever Paired Shares are to be issued upon settlement of the RSUs, the Grantee shall assume sole responsibility for discharging all tax and other obligations associated therewith. The Grantee agrees to indemnify the Company against any non-U.S., U.S. federal, state and local withholding taxes for which the Company may be liable in connection with the Grantee’s acquisition, ownership or disposition of any Paired Shares.

10.	Delivery of Shares and Restrictive Legend.

(a) Certificates or evidence of book-entry shares representing the Paired Shares issued upon settlement of RSUs pursuant to Section 4 of this Agreement will be delivered to or otherwise made available to the Grantee (or, at the discretion of the Grantee, joint in the names of the Grantee and the Grantee’s spouse) or to the Grantee’s nominee at such person’s request.

(b) The certificates representing the Paired Shares issued upon settlement of RSUs pursuant to Section 4 shall be subject to such stop transfer orders and other restrictions as set forth in the Company’s certificate of incorporation and ESH REIT’s certificate of incorporation, and as the Committee may deem advisable under the Plan or under applicable state and Federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange unless an exemption to such registration or qualification is available and satisfied. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.	Securities Laws.

The obligation of the Company and ESH REIT, as applicable, to issue and deliver the RSUs and any Paired Shares hereunder shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required. The Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Paired Shares issued to the Grantee pursuant to this Agreement in any way which would: (x) require the Company or ESH REIT to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company or ESH REIT to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country.

12.	Modification of the Agreement.

This Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company, ESH REIT and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s detriment or impair any rights of the Grantee under this Agreement except to the extent permitted under the Plan.

13.	Notices.

Unless otherwise provided herein, any notices or other communication given or made pursuant to this Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	11525 N. Community House Road, Suite 100
Charlotte, North Carolina 28277
Facsimile: 980.335.3233
Attn: John R. Dent

If to ESH REIT:	11525 N. Community House Road, Suite 100
Charlotte, North Carolina 28277
Facsimile: 980.335.3233
Attn: John R. Dent

If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

14.	Agreement Subject to Plan and Applicable Law.

This Award is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan and this Agreement, and it shall control as to any matters not contained in this Agreement. The Committee shall have authority to make constructions of this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

This Award shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein.

15.	Headings.

Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

16.	Severability and Reformation.

If any provision of this Agreement shall be determined by a court of law to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

17.	Clawback. This Award shall be subject to clawback or recapture to the extent required by applicable law.

18.	Binding Effect.

This Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

19.	Entire Agreement.

This Agreement supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof, except to the extent that the Plan may be considered to address the subject matter hereof. If there is any conflict between this Agreement and the Plan, then the applicable terms of the Plan shall govern.

20.	Waiver.

Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award as of the date first above written.

EXTENDED STAY AMERICA, INC.

By:
Name:
Title:

GRANTEE

By:
Name:

The terms of this Award and the issuance of the Class B REIT Shares covered by the Award have been approved pursuant to the Amended & Restated ESH Hospitality, Inc. Long-Term Incentive Plan.

ESH HOSPITALITY, INC.

By:
Name:
Title: